Exhibit 99.2

CACI Announces Pricing of $270 Million

Convertible Senior Subordinated Notes Offering

Arlington, VA, May 11, 2007—CACI International Inc (NYSE:CAI) today announced the pricing of $270 million principal amount of its 2.125% convertible senior subordinated notes due 2014 in a private offering to qualified institutional buyers (QIBs) pursuant to Rule 144A under the Securities Act of 1933. CACI has also granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $30 million in aggregate principal amount of notes. Subject to customary conditions, the offering is expected to close May 16, 2007.

The notes will be convertible under certain circumstances into a combination of cash and shares of CACI common stock at an initial conversion rate of 18.2989 shares per $1,000 principal amount of notes. This represents a conversion price of approximately $54.65 per share, reflecting a premium of 20% to the closing price of $45.54 per share of CACI common stock on May 10, 2007. The notes will bear interest at an annual rate of 2.125%, payable semi-annually, plus certain additional interest under certain circumstances. The notes may be repurchased, at the option of the holder, prior to maturity upon the occurrence of certain fundamental changes involving CACI common stock. Upon conversion, CACI will pay cash up to the principal amount of the notes converted and shares of common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 45-trading day observation period.

In connection with the offering of the notes, CACI has entered into convertible note hedge transactions with one or more of the initial purchasers of the notes or their affiliates (“hedge counterparties”) and intends to use a portion of the net proceeds of the offering to pay for the cost of the convertible note hedge transactions. CACI has also entered into separate warrant transactions with the hedge counterparties, which have partially offset the cost of the convertible notes hedge transactions. If the initial purchasers of the notes were to exercise their over-allotment options, CACI would expect to enter into additional convertible note hedge and warrant transactions. The convertible note hedge and warrant transactions increase the effective conversion price of the notes to $68.31 per common share, reflecting a premium of approximately 50% to the closing price per share of $45.54 on May 10, 2007.

In connection with the convertible note hedge transactions and the separate warrant transactions, the hedge counterparties advised CACI that they or their affiliates expect to enter into various derivative transactions with respect to CACI common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing, or preventing a decline in, the price of CACI common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their affiliates may from time to time enter into or unwind various derivative transactions and/or purchase or sell CACI common stock in secondary market transactions prior to the maturity of the notes. These activities could adversely affect the price of CACI common stock or the settlement amount payable upon conversion of the notes.

In addition, concurrent with the issue of the notes, CACI is repurchasing approximately one million shares of its common stock in negotiated transactions with institutional investors amounting to approximately $45.5 million.

The balance of proceeds from the transaction are expected to be used for general corporate purposes, including possible acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The notes and the shares of CACI common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For investor information contact:		For other information contact:
David Dragics, Senior Vice President,		Jody Brown, Executive Vice President,
Investor Relations		Public Relations
(703) 841-7835, ddragics@caci.com		(703) 841-7801, jbrown@caci.com